Exhibit 5.1

November 23, 2004

Union Pacific Corporation

1400 Douglas Street

Omaha, NE 68179

Re:	Union Pacific Corporation $250,000,000 4.875% Notes due 2015

Ladies and Gentlemen:

I am the Assistant General Counsel of Union Pacific Corporation, a Utah corporation (the “Company”), and have advised the Company in connection with (i) the Registration Statement on Form S-3 (Registration No. 333-111185), as amended (the “Registration Statement”) and (ii) the offering of $250,000,000 aggregate principal amount of the Company’s 4.875% Notes due 2015 (the “Notes”) under the Registration Statement, as described in the Prospectus, dated December 29, 2003, and included as part of the Registration Statement (the “Prospectus”), and the Prospectus Supplement, dated November 18, 2004 (the “Prospectus Supplement”). The Notes are being issued pursuant to the Indenture, dated as of December 20, 1996 (the “Indenture”), between the Company and Citibank, N.A., as Trustee (the “Trustee”). I am rendering this opinion in connection with the referenced offering of the Notes.

I, or attorneys under my supervision, have examined the Indenture and such other documents and made such other investigations as I have deemed necessary or advisable for purposes of rendering this opinion. Except with respect to the Company, I have assumed in connection with my review of such documents the genuineness of all signatures thereto and the legal capacity and authority of all individuals executing such documents. Based on the foregoing and assuming that (i) the Global Security (as defined in the Prospectus Supplement) is duly authenticated by the Trustee in accordance with the Indenture and (ii) the Notes are offered and sold in the manner described in the Prospectus Supplement and the Registration Statement, including the Prospectus, I am of the opinion that the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company and to any references to me contained therein.

Very truly yours,

/S/ James J. Theisen, Jr.
James J. Theisen, Jr., Assistant General Counsel, Union Pacific Corporation